Exhibit (n)

NORTHERN INSTITUTIONAL FUNDS

(the “Trust”)

AMENDED AND RESTATED PLAN PURSUANT TO

RULE 18f-3 FOR OPERATION OF

A MULTI-CLASS SYSTEM

I. INTRODUCTION

On February 23, 1995, the Securities and Exchange Commission (the “Commission”) adopted Rule 18f-3 under the Investment Company Act of 1940, as amended (the “1940 Act”), which permits the creation and operation of a multi-class distribution structure without the need to obtain an exemptive order under Section 18 of the 1940 Act. Rule 18f-3, which became effective on April 3, 1995, requires an investment company to file with the Commission a written plan specifying all of the differences among classes, including the various services offered to shareholders, different distribution arrangements for each class, methods for allocating expenses relating to those differences and any conversion features or exchange privileges. Previously, the Trust operated a multi-class distribution structure pursuant to an exemptive order granted by the Commission on May 26, 1993. On July 11, 1995, the Board of Trustees of the Trust authorized the Trust to operate a multi-class system under a Plan pursuant to Rule 18f-3 (the “Prior Plan”). On March 29, 1996, the Prior Plan became effective when the Trust filed it with the Commission. The Amended and Restated Plan pursuant to Rule 18f-3 for operation of a multi-class system presented herewith, which was approved by the Board of Trustees of the Trust on May 22, 2014, supersedes the Prior Plan and any subsequent Plans pursuant to Rule 18f-3 approved by the Board of Trustees of the Trust prior to May 22, 2014.

II. ATTRIBUTES OF CLASSES

A.	Generally

The Trust will offer (a) five classes of shares — Shares, Service Shares, Premier Shares, GFS Shares and Williams Capital Shares – in the Prime Obligations Portfolio (a “Portfolio”); (b) four classes of shares – Shares, Service Shares, Premier Shares and Williams Capital Shares – in the U.S. Government Select Portfolio (also, a “Portfolio”); and (c) three classes of shares — Shares, Service Shares and Premier Shares — in the Diversified Assets Portfolio, Government Portfolio, Government Select Portfolio, Municipal Portfolio, Tax-Exempt Portfolio and Treasury Portfolio (each a “Portfolio,” collectively with the Prime Obligations Portfolio and the U.S. Government Select Portfolio, the “Money Market Portfolios”).

In general, shares of each class will be identical except for different expense variables (which may result in different returns for each class), certain related rights or certain transfer agency and shareholder services as described below. More particularly, Shares, Service

Shares and Premier Shares of each Money Market Portfolio, GFS Shares of the Prime Obligations Portfolio and Williams Capital Shares of the Prime Obligations Portfolio and the U.S. Select Government Select Portfolio will represent interests in the same portfolio of investments of the particular Portfolio, and will be identical in all respects, except for: (a) the impact of (i) expenses assessed to the Service Shares and Premier Shares classes pursuant to the Service Plan for the Service Shares and the Premier Shares (the “Money Market Non-12b-1 Plan”) adopted for those classes, if any, (ii) transfer agency fees or (iii) any other incremental expenses identified from time to time that should be properly allocated to one class so long as any changes in expense allocations are reviewed and approved by a vote of the Board of Trustees, including a majority of the independent Trustees; (b) the fact that (i) the Service Shares class shall vote exclusively on any matter submitted to holders of the Service Shares class that pertains to the Money Market Non-12b-1 Plan adopted for that class; (ii) the Premier Shares class shall vote exclusively on any matter submitted to shareholders of the Premier Shares class that pertains to the Money Market Non-12b-1 Plan adopted for that class; and (iii) each class shall vote separately on any matter submitted to shareholders that pertains to the class expenses borne by that class; (c) the exchange privileges of each class of shares; (e) the designation of each class of shares of a Portfolio; and (f) the different transfer agency and shareholder services relating to a class of shares.

B.	Distribution Arrangements/Shareholder Services/Expenses/Sales Charges

Shares of the Money Market Portfolios

Shares of the Money Market Portfolios will be available for purchase by The Northern Trust Company, its affiliates and other institutions and organizations (collectively, the “Institutions”) acting on behalf of their customers and other beneficial owners (the “Customers”) and for their own account. Shares of the Portfolios will be available for purchase, as described from time to time in the Trust’s Prospectuses and Statements of Additional Information, by Institutions directly or through procedures established in connection with the requirements of their qualified accounts.

Shares of the Portfolios will not be subject to a sales charge and will not be subject to shareholder servicing fees.

Service Shares of the Money Market Portfolios

Service Shares of each Money Market Portfolio will be available for purchase by Institutions as described from time to time in the Trust’s Prospectuses and Statements of Additional Information.

Service Shares of each Portfolio will initially be designed to be purchased by investors having a relationship with an organization which requires that administrative support services be provided to the investors by a servicing agent.

Service Shares of the Money Market Portfolios will not be subject to a sales charge.

Service Shares of the Money Market portfolios will be subject to a shareholder servicing fee for administrative support services payable pursuant to the Money Market Non-12b-1 Plan adopted for that class of up to .25% (on an annualized basis) of the average daily net asset value of the Service Shares beneficially owned by Customers of Institutions.

Administrative support services provided or arranged to be provided under the Money Market Non-12b-1 Plan may include: (i) acting or arranging for another party to act, as recordholder and nominee of all Service Shares of a Portfolio beneficially owned by Customers; (ii) establishing and maintaining individual accounts and records with respect to Service Shares of a Portfolio owned by Customers; (iii) processing and issuing confirmations concerning Customer orders to purchase, redeem and exchange Service Shares of a Portfolio; (iv) receiving and transmitting funds representing the purchase price or redemption proceeds of Service Shares of a Portfolio; (v) processing dividend payments on behalf of Customers; (vi) forwarding shareholder communications from the Trust; (vii) providing such statistical and other information as may be reasonably requested by the Trust or necessary for the Trust to comply with applicable federal or state law; (viii) facilitating the inclusion of a Portfolio in investment, retirement, asset allocation, cash management or sweep accounts or similar products or services offered to Customers or to Customers of other service agents; (ix) facilitating electronic or computer trading and/or processing in a Portfolio to Customers or to Customers of other service agents; and (x) performing any other similar administrative support services.

Premier Shares of the Money Market Portfolios

Premier Shares of each Money Market Portfolio will be available for purchase by Institutions as described from time to time in the Trust’s Prospectuses and Statements of Additional Information

Premier Shares of each Portfolio will initially be designed to be purchased by investors having a relationship with an organization which requires that administrative support services and shareholder liaison services be provided to the investors by a servicing agent.

Premier Shares of the Money Market Portfolios will not be subject to a sales charge.

Premier Shares of the Money Market Portfolios shall be subject to a shareholder servicing fee payable pursuant to the Money Market Non-12b-1 Plan adopted for that class of up to .50% (comprised of up to .25% for personal and account maintenance services and up to .25% for administrative support services) (on an annualized basis) of the average daily net asset value of the Premier Shares beneficially owned by Customers of Institutions.

Administrative support services provided or arranged to be provided under the Money Market Non-12b-1 Plan may include: (i) acting or arranging for another party to act, as recordholder and nominee of all Premier Shares of a Portfolio beneficially owned by Customers; (ii) establishing and maintaining individual accounts and records with respect to Premier Shares of a Portfolio owned by Customers; (iii) processing and issuing confirmations concerning

Customer orders to purchase, redeem and exchange Premier Shares of a Portfolio; (iv) receiving and transmitting funds representing the purchase price or redemption proceeds of Premier Shares of a Portfolio; (v) processing dividend payments on behalf of Customers; (vi) forwarding shareholder communications from the Trust; (vii) providing such statistical and other information as may be reasonably requested by the Trust or necessary for the Trust to comply with applicable federal or state law; (viii) facilitating the inclusion of a Portfolio in investment, retirement, asset allocation, cash management or sweep accounts or similar products or services offered to Customers or to Customers of other service agents; (ix) facilitating electronic or computer trading and/or processing in a Portfolio to Customers or to Customers of other service agents; and (x) performing any other similar administrative support services.

Personal and account maintenance services provided or arranged to be provided under the Money Market Non-12b-1 Plan may include: (i) providing facilities to answer inquiries and respond to correspondence with Customers and other investors about the status of their accounts or about other aspects of the Trust or the applicable Portfolio; (ii) assisting Customers in completing application forms, selecting dividend and other account options and opening custody accounts with the service agents; (iii) providing services to Customers intended to facilitate, or improve their understanding of the benefits and risks of, a Portfolio to Customers, including asset allocation and other similar services; (iv) acting as liaison between Customers and the Trust, including obtaining information from the Trust and assisting the Trust in correcting errors and resolving problems; and (v) performing any similar shareholder liaison services.

GFS Shares of the Prime Obligations Portfolio

GFS Shares of the Prime Obligations Portfolio will be available for purchase by Institutions as described from time to time in the Trust’s Prospectuses and Statements of Additional Information. GFS Shares of the Prime Obligations Portfolio may be purchased or sold (redeemed) only through the automatic “sweep” made available by The Northern Trust Company to investors in GFS Shares.

GFS Shares of the Prime Obligations Portfolio will not be subject to a sales charge and will not be subject to shareholder servicing fees.

Williams Capital Shares of the Prime Obligations Portfolio and U.S. Government Select Portfolio

Williams Capital Shares of the Prime Obligations Portfolio and U.S. Government Select Portfolio will be available for purchase by Williams Capital Management acting on behalf of its customers (“Customers”) and for its own accounts. Williams Capital Shares will be available for purchase, as described from time to time in the Trust’s Prospectuses and Statements of Additional Information, by Williams Capital Management directly or through procedures established in connection with the requirements of its qualified accounts.

Williams Capital Shares will not be subject to a sales charge and will not be subject to shareholder servicing fees.

C.	Exchange Privileges

Shares of the Money Market Portfolios

Institutions and, to the extent permitted by their account agreements, Customers generally will be permitted to exchange Shares of a Money Market Portfolio for Shares of another Money Market Portfolio or shares of other portfolios of the Trust (as provided for in the Prospectus for Shares) as to which the Institution or Customer maintains an existing account with an identical title.

Service Shares of the Money Market Portfolios

To the extent permitted by their account agreements, Customers generally will be permitted to exchange Service Shares of a Money Market Portfolio for Service Shares of another Money Market Portfolio or shares of other portfolios of the Trust (as provided for in the Prospectuses for Service Shares) as to which the Customer maintains an existing account with an identical title.

Premier Shares of the Money Market Portfolios

To the extent permitted by their account agreements, Customers generally will be permitted to exchange Premier Shares of a Money Market Portfolio for Premier Shares of another Money Market Portfolio or shares of other portfolios of the Trust (as provide for in the Prospectuses for the Premier Shares) as to which the Customer maintains an existing account with an identical title.

GFS Shares of the Prime Obligations Portfolio

The Trust will not initially offer an exchange privilege to holders of GFS Shares of the Prime Obligations Portfolio.

Williams Capital Shares of the Prime Obligations Portfolio and the U.S. Government Select Portfolio

To the extent permitted by their account agreements, Customers generally will be permitted to exchange Williams Capital Shares of a Portfolio for Williams Capital Shares of another Portfolio (as provided for in the Prospectus for Williams Capital Shares) as to which the Customer maintains an existing account with an identical title.

D.	Methodology for Allocating Expenses Among Classes

Expenses of a Portfolio are classified as being either joint or class-specific.

Joint expenses of a Portfolio are allocated daily to each class of shares of such Portfolio in accordance with Rule 18f-3(c). Class-specific expenses of a Portfolio are allocated to the specific class of shares of such Portfolio.

Originally Adopted:	July 11, 1995
Last Amended and Restated:	May 22, 2014